Exhibit 10.1

September 20, 2021

Edward Stelmakh

Dear Ed,

On behalf of OptimizeRx Corporation (the “Company”), we are excited to extend an offer to join us full-time in the exempt position of Chief Financial Officer / Chief Operations Officer with an anticipated start date of October 11, 2021 (“Start Date”). The terms of our offer are outlined below and are subject to a standard background check and reference check.

Base Salary. Your annual base salary is $425,000.00 at the rate of $17,708.00 per semi-monthly pay period, representing payment for all hours worked (“Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions. Your pay for the first pay period of your employment will be prorated based on the number of days you work in that pay period, if other than a full period. Your annual compensation will be reviewed by the Compensation Committee of the Board of Directors annually and will be adjusted at the their discretion.

Bonus. In addition to your Base Salary, you will be eligible to participate in the Company’s executive bonus plan subject to its terms and conditions, with a target bonus of 50% of your Base Compensation. Such bonus is prorated in your first year and is paid annually. Any bonus payments paid to you will be subject to customary tax deductions.

Equity. The Company will grant you restricted stock units (“RSUs”) and options to purchase shares of the Company’s common stock (“Options”) equal to the aggregate value of Three Million Dollars ($3,000,000.00), split between RSUs with a total value of Two Million Dollars ($2,000,000.00) and Options with a total value of One Million Dollars ($1,000,000.00). The grant date is anticipated to be the Start Date. The RSUs and Options shall vest in equal one-third increments over a three (3) year period, commencing on the first anniversary of the grant date, and the Options shall be at an exercise price equal to the fair market value of the underlying common stock as determined by the closing trading price of the Company’s common stock on the Nasdaq Stock Exchange on the grant date.

You will also be eligible to participate in the Company’s annual equity grant program, subject to the approval of the Compensation Committee, reflecting your personal and the Company’s overall performance - such goals and milestones to be agreed annually between you and the CEO. The annual equity grant to be made in 2022 would reflect your performance and the Company’s performance for 2021 and would be issued pro rata based on your tenure with the Company in 2021. Every year thereafter, your annual equity grant would be made pursuant to the Company equity grant program in a manner consistent with other similarly situated executives of the Company, subject to the terms and conditions set forth in the applicable award agreements, and as may be approved by the Compensation Committee. The anticipated range of the annual equity grant would be $500,000 - $600,000.

Consistent with the foregoing, the RSUs and Options will be granted to you pursuant to the terms of the 2021 Equity Incentive Plan, as may be amended from time to time, attached hereto as Exhibit A, and the applicable award agreements in substantially similar forms to those attached hereto as Exhibit B, and shall be subject to the Company’ Stock Ownership Guidelines, attached hereto as Exhibit C.

Severance Pay: If your employment is terminated at any time by the Company, without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation (the “Severance Pay”) for a period of twelve (12) months following such termination (the “Severance Period”), subject to your continued compliance with the terms and conditions of this Agreement, the Business Protection Agreement, and execution of the Company Separation Agreement, waiver and release (the “Separation Agreement”). Provided you have executed the Separation Agreement and have made a timely election to continue your medical and dental insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to all the requirements of COBRA, medical, dental and vision insurance (collectively, “Health Insurance”) shall also be available to you during the Severance Period (until you have obtained alternative Health Insurance) to the same extent that such insurance is provided to persons who are employed by the Company, including the Company’s payment of the employer portion of premiums, and your contribution to premiums, the latter of which shall be deducted from the Severance Pay.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical, dental and vision insurance as well as life, AD&D insurance, short and long-term disability benefits. Our 401k plan includes a company match of up to 4%, based on individual contribution. You will also be eligible to participate in our flexible Paid Time Off (PTO) policy. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As Chief Financial Officer / Chief Operations Officer, your responsibilities are outlined in the job description, attached hereto as Exhibit D.

Expense Reimbursement. We will reimburse you for all approved business expenditures including travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your employment with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement before your first day of employment.

Certifications. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

If you have any questions, please do not hesitate to call me to discuss. If this offer is acceptable, please sign and date below and return one copy of this letter to the Company no later than 5:00 p.m. on September 24, 2021, at which point in time the terms set forth in this letter shall expire.

Once again, Ed, we are extremely excited at the prospect of you joining us and welcome to OptimizeRx!

With best regards,

/s/ William J Febbo
William J Febbo
CEO

Acknowledged and agreed:

Edward Stelmakh
Printed Name:

/s/ Edward Stelmakh	9/24/2021
Signature:	Date:

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